UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 9, 2010

Date of Report (Date of earliest event reported)

FEI COMPANY

(Exact name of registrant as specified in its charter)

Oregon	000-22780	93-0621989
(State or other jurisdiction of incorporation)	(Commission Identification No.)	(IRS Employer File Number)

5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124

(Address of principal executive offices, including zip code)

(503) 726-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On April 12, 2010, FEI Company (the “Company”) announced its commitment to a restructuring program and began the consultative process with trade unions and the works council representing employees in Eindhoven, the Netherlands concerning the proposed restructuring. The principal element of the restructuring involves the Company’s intent to consolidate the manufacturing of its Small DualBeam™ product line by relocating manufacturing activities currently performed at its facility in Eindhoven to its facility in Brno, Czech Republic. The balance of the Company’s Small DualBeam product line is already based in Brno. The planned move, which is expected to be implemented over the next nine months, will result in the termination of approximately 50 positions in Eindhoven. The move will include severance costs, expected costs to transfer the product line, costs to train Brno employees and costs to build-out the existing Brno facility to add capacity for the additional Small DualBeam production. Consummation will be subject to local contractual, legal and regulatory requirements, including but not limited to communications and negotiations with the works council and trade unions involved in the Eindhoven operations. The principal goal of the product line move is to reduce manufacturing costs for the Small DualBeam product. In addition to the product line move, the announced restructuring involves organizational changes designed to improve the efficiency of the Company’s finance, research and development and other corporate programs and improve the Company’s market focus.

The Company will incur various costs and expenses to realize the restructuring. Detail on the expected main restructuring activity expense type, approximate range of associated costs and expected timing are described in the table below. Future cash expenditures are expected to total from approximately $6.5 million to approximately $10.3 million.

Restructuring Activity Expense Type	Approximate Range of Expected Costs	Expected Timing
Severance costs related to work force reduction and reorganization (approximately 50 employees)	$5.5 million - $9 million in cash expense	Second Quarter of 2010 through Second Quarter of 2011

Product line transfer, training of Brno employees, and facility build-out in Brno	$1.0 million - $1.3 million in cash expense	Second Quarter of 2010 through Second Quarter of 2011

In addition to the restructuring described above the Company is engaged in other ongoing restructuring activities as first disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2008 and as most recently discussed in the Company’s Annual Report on Form 10-K for 2009 filed with the Commission on February 19, 2010.

This Current Report on Form 8-K contains forward-looking statements regarding expectations about the Company’s intended move of some manufacturing operations from the Netherlands to the Czech Republic, including expected costs and timing, expected employment changes, future cost reductions and expected savings. In addition, there are forward-looking statements about other restructuring activities and related expected efficiencies. Factors that could affect these forward-looking statements include but are not limited to: potential delays or failure to implement the Small DualBeam™ product line move or organizational changes; technical difficulties in manufacturing the Small DualBeam products in the Brno location; a reduction in demand for Small DualBeam products; fluctuations in currency exchange rates; failure to achieve expected organizational efficiencies; unanticipated additional hiring that may reduce organizational efficiencies; failures, delays or other problems arising from the negotiations with the works council or trade unions (including possible work stoppages); and failures, delays or other problems arising from regulatory or judicial review of the activities related to the product line move in the Netherlands. Please also refer to the Company’s Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for other risk factors in the Company’s business. Such forward-looking statements speak only as of the date of this report. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2010, Robert H.J. Fastenau, our Executive Vice President, Marketing and Technology, indicated that he intends to transition out of the Company over the next several months. The parties are working to finalize the arrangements concerning his departure and will amend this filing when those are concluded. Estimated expenses for Mr. Fastenau’s severance are included in the severance costs of the above restructuring disclosure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEI COMPANY

/s/ Bradley J. Thies
Bradley J. Thies
Vice President, General Counsel and Secretary

Date: April 12, 2010

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